\page

                             PLEASE DATE, SIGN AND MAIL YOUR
                           PROXY CARD BACK AS SOON AS POSSIBLE!

                             Annual Meeting of Stockholders
                           ON-POINT TECHNOLOGY SYSTEMS, INC.

                                     AUGUST 27, 1998


                       Please Detach and Mail in the Envelope Provided

A  X    Please mark your
        votes as In this
        example.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2)
FOR the nominees    WITHHELD
listed at right     AUTHORITY to vote
(except as          for all nominees
marked to the       listed at right
contrary below)                                   For      Against      Abstain

1 ELECTION OF       Nominee  Frederick Sandvick   2. PROPOSAL TO RATIFY THE
DIRECTORS.                   John H. Olbrich         APPOINTMENT OF DELOITTE &
                             Ed M. Bacani            TOUCHE LLP as On-Point
                                                     Technology Systems, lnc.'s
                                                     independent auditors for
                                                     the current fiscal year.
(INSTRUCTION: To withhold
-------------------------
authority to vote for one                         3. In their discretion upon
or more than one individual                          such other matters as may
nominee, write that nominee's                        properly come before the
name(s) in the space provided below.)                meeting.

                         This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy shall be voted for the nominees named at left and for the proposal.

                         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD, USING THE ENCLOSED ENVELOPE.

SIGNATURE----------- DATED-------   -------------------------- DATED-------
                                   SIGNATURE IF HELD JOINTLY
Note:  Please date and sign exactly as your name appears on this proxy.
Joint owners should each sign. W}{\f2\fs14 h}{\f2\fs14 en signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


8888

   PROXY                    ON-POINT TECHNOLOGY SYSTEMS, INC.
               This Proxy is solicited on behalf of the Board of Directors

      The undersigned hereby appoints Frederick Sandvick, John H. Olbrich and Ed M. Bacani and each of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of stock of On-Point Technology Systems, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn, 9335 Kearny Mesa Road, San Diego, 92126, on August 27, 1998 at 10:00 a.m. local time, and at any adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of the proxy statement for the meeting (receipt of which is hereby acknowledged).

                         (To be Dated and Signed on Reverse Side)


\page

                        ON-POINT TECHNOLOGY SYSTEMS, INC.
                               8444 MIRALANI DRIVE
                              SAN DIEGO, CA. 92126




To Our Shareholders:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of On-Point Technology Systems, Inc., to be held at the Holiday Inn located at 9335 Kearny Mesa Road, San Diego, California 92126, on Thursday, August 27, 1998, at 10:00 a.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A proxy, as well as a copy of the Company's Form 10-KSB for the year ended December 31, 1997 and the Form 10-QSB for the quarter ended March 31, 1998 are included along with the Proxy Statement. These materials are being sent to shareholders on or about August 3, 1998. During the meeting, we will also report on the operations of the Company and the changes since our last Annual Meeting.

It is important that your shares be represented at the Annual Meeting, whether or not you plan to attend. Accordingly, please take a moment now to complete, sign, date and mail the enclosed proxy.

Thank you for your support and we look forward to seeing you at the meeting.

Sincerely,

/s/ Frederick Sandvick

Frederick Sandvick
Chairman of the Board and
Chief Executive Officer

August 3, 1998



\page


                        ON-POINT TECHNOLOGY SYSTEMS, INC.
                               8444 MIRALANI DRIVE
                              SAN DIEGO, CA. 92126

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     The Annual Shareholders' Meeting (the "Meeting") of On-Point Technology Systems, Inc. will be held at the Holiday Inn at 9335 Kearny Mesa Road, San Diego, California 92126 on August 27, 1998, at 10:00 a.m. local time, for the purpose of considering and acting upon:

     (1) the election of three directors to serve as the Board of Directors until the next annual meeting of Shareholders and their successors are elected and qualified;

     (2) a proposal to ratify the appointment of Deloitte & Touche LLP as On-Point Technology Systems, Inc.'s independent auditors for the current fiscal year; and

     (3) such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     The Board of Directors has fixed the close of business on July 10, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting and any adjournment thereof.

                                          By order of the Board of Directors,



San Diego, California                     Kenneth Hoitt
August 3, 1998                            Secretary



                             YOUR VOTE IS IMPORTANT
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                 AND YOU ARE URGED TO SIGN, DATE AND RETURN THE
                    ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
                      IF YOU ATTEND THE ANNUAL MEETING, YOU
                     MAY REVOKE THE PROXY AND VOTE IN PERSON
                                IF YOU SO DESIRE.


\page


                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of On-Point Technology Systems, Inc. (the "Company") of proxies to be voted at its Annual Meeting of Shareholders (the "Meeting") to be held on August 27, 1998, and at any adjournment thereof.

     The Board requests that all shareholders complete the enclosed proxy card and sign, date and return it as promptly as possible. Since many shareholders cannot personally attend, it is necessary that a large number be represented by proxy. The holders of record of a majority of the outstanding shares must be represented in person or represented by proxy at the Annual Meeting in order to hold the Meeting.

     Any shareholder returning a proxy may revoke it by casting a ballot at the Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors' recommendations.

     The Company's Bylaws require an affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote for approval of each item listed on the proxy card and described herein.

     At July 10, 1998, the record date, there were 9,962,741 shares of the Company's Common Stock outstanding and entitled to one vote each at the Annual Meeting. These shares were registered in the names of 283 shareholders and were owned beneficially by approximately 2,200 shareholders. As of July 10, 1998, Robert L. Burr owned 7,904 shares registered in his name, 35,556 shares held as community property with Catherine Winchester-Burr and 741,122 shares held by the Burr Family Trust. Mr. and Mrs. Burr, as trustees of the trust, exercise sole voting and investment control over these shares. As of July 10, 1998, Interpacific Capital Corporation was the beneficial owner of 500,000 shares. The Company knows of no other person or group who is beneficial owner of more than 5% of its issued and outstanding common stock.

     This proxy statement is being mailed on or about August 3, 1998.


                                PROXY ITEM NO. 1
                              ELECTION OF DIRECTORS

     Three (3) directors are to be elected at the Annual Meeting to hold office from their election until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. The following nominees have been proposed by the Board of Directors.

     The Board of Directors recommends a vote FOR the election of these nominees.

     Frederick Sandvick has been Chairman of the Board and Chief Executive Officer of the Company since January 1996. Mr. Sandvick is President and principal stockholder of Vanguard Strategies, Inc., a privately held strategic planning company he founded. From 1990 to 1995, Mr. Sandvick was Executive Vice President and Chief Financial Officer of Jackpot Enterprises, Inc., a New York Stock Exchange listed company in the gaming/entertainment industry. Mr. Sandvick is a licensed attorney and certified public accountant. Mr. Sandvick is the half brother of John H. Olbrich. Mr. Sandvick is 40 years old.

     John H. Olbrich has been the owner and President of U.S. Mortgage Bankers Corporation, a residential mortgage brokerage firm, since 1991. Mr. Olbrich has been in the real estate mortgage business for approximately 12 years. Mr. Olbrich was appointed to the Board in July 1996. Mr. Olbrich is Mr. Sandvick's half brother. Mr. Olbrich is 36 years old. See "Certain Relationships and Related Transactions," herein.

\page

     Ed M. Bacani has been the owner of Bacani Accountancy, an accounting and business consulting firm, since October 1995. From 1989 to 1995, Mr. Bacani was the managing partner of the San Diego office of J.H. Cohn & Co., a national accounting firm. Mr. Bacani is a certified public accountant and is 59 years old. Mr. Bacani was appointed to the Board in April 1998.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held 6 meetings during 1997. Each director who served during 1997 attended at least 75% of the meetings of the Board of Directors and any committee of which he was a member held during his term in office.

     An Audit Committee was formed in 1993 and currently consists of Mr. Bacani and Mr. Olbrich. The Audit Committee reviews external and internal audit plans and activities, reviews the Company's annual financial statements, reviews the Company's system of internal financial controls and recommends to the Board the annual selection of independent auditors. A Compensation Committee was also formed in 1993 and currently consists of Mr. Bacani and Mr. Olbrich. The Compensation Committee is responsible for reviewing and establishing policy r regarding salary and other forms of compensation for the Company's executive officers.

DIRECTORS' COMPENSATION

     During 1997 and 1996 each outside director was automatically granted 10,000 shares of the Company's common stock pursuant to the July 26, 1996 Amendment to the 1994 Stock Option Plan for Directors which provided a formula for granting options to outside directors. In addition, each continuing outside director received an additional grant of 10,000 shares of the Company's common stock in lieu of cash compensation for serving as director pursuant to the August 28, 1997 Amendment to the 1994 Stock Option Plan for Directors which modified the formula for granting options to outside directors by providing for the grant of options in lieu of cash compensation for serving as director. Mr. John Robinson, a director during the prior year, was paid $2,500 in March 1998 for services as a Director during the period July 26, 1996 through August 27, 1997 pursuant to the compensation arrangement in effect during this service period.

1994 STOCK OPTION PLAN FOR DIRECTORS

     On April 21, 1994, the Company adopted the 1994 Stock Option Plan for Directors (the "Directors' Plan") under which 525,000 shares of common stock may be issued to Directors of the Company. Options issued under the Directors' Plan are non-qualified stock options. Prior to the Amendments to the Directors' Plan described below, the Board of Directors, excluding outside Directors who are eligible for the Directors' Plan, subject to the provisions of the Directors' Plan, has authority to determine the outside Directors to whom options would be granted, the time or times at which options would issue, the exercise price of granted options and any conditions for their exercise. The Directors' Plan requires that the exercise price of stock options be not less than the fair market value on the date of grant and that stock options expire not later than ten years from the date of the grant. The Directors' Plan contains an anti-dilution provision whereby the shares of common stock which underlie outstanding options are increased proportionately in the event of a stock split or dividend.

     On July 26, 1996, the Board amended the Directors' Plan to provide for the automatic issuance of options in order to satisfy the requirements of Securities and Exchange Commission Rule 16b-3. The Amendment provided for the automatic issuance of stock options for 10,000 shares to each outside director on July 26, 1996 and as of each June 30 thereafter. Also, each new outside director is automatically granted stock options for 10,000 shares as of the date of becoming a member of the Board, unless that date falls between April 1 and June 30 of any year. These options become exercisable six months after grant and expire three years after date of grant. The exercise price is equal to the fair market value at date of grant, but not less than one dollar.

\page

     On August 28, 1997 the Board amended the Directors' Plan by modifying the formula for granting options to outside directors by providing for the annual grant of stock options for 10,000 shares in lieu of cash compensation for serving as director. These options become exercisable on the date of the next annual meeting of shareholders and have a three year life.

     As of December 31, 1997, 60,000 options have been granted under this plan.

OWNERSHIP OF CAPITAL STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of July 10, 1998, the shares of the Company's Capital Stock beneficially owned by each 5% beneficial owner, by each director or nominee, by each named executive officer individually, and by all directors and executive officers as a group:


                                   Number of
Name and Address of            Shares Beneficially
Beneficial Owner                     Owned (1)               Percentage of Class
----------------                     -----                   -------------------

Robert and Catherine Burr(2)
5168 Renaissance Dr.
San Diego, CA  92122                    834,582                      8.34

Interpacific Capital Corporation
4521 PGA Blvd, Ste 283
Palm Beach Gardens, FL.  33418          500,000                      5.02

Frederick Sandvick(3)
108 Ivy Street
San Diego, CA.  92101                   2,340,000                    19.05

John H, Olbrich(4)
3256 Loma Vista Dr.
Jamul, CA  91935                        201,667                      2.01

Ed M. Bacani(5)
8076 El Extenso Court
San Diego, CA  92119                    2,000                        .02

All directors and executive
officers as a
Group (5 persons)                       2,734,843                    21.91

-----------------

(1) Unless otherwise indicated, all shares are owned beneficially and of record.
 (2) Of the shares of common stock reflected in the table above, 7,984 are registered in Mr. Burr's name and 35,556 are held as community property by Mr. and Mrs. Burr. The number includes 741,122 shares held by the Burr Family Trust. Mr. and Mrs. Burr, as trustees of the trust, exercise sole voting and investment control over these shares. The number includes 50,000 options to purchase common stock held by Mr. Burr.
 (3) Of the shares of common stock reflected in the table above, 20,000 are registered in Mr. Sandvick's name. The number includes 870,000 options which vested pursuant to Mr. Sandvick's employment agreement, warrants to purchase 500,000 shares of common stock in connection with a guarantee of a performance bond and warrants to purchase 950,000 shares of common stock granted to Vanguard Strategies, Inc. (see "Certain Relationships and Related Transactions" herein).
(4) Of the shares of common stock reflected in the table above, 121,667 are registered in Mr. Olbrich's name. The number includes 50,000 warrants and 30,000 options.
(5) The number includes 2,000 shares of common stock owned by Mrs. Bacani to which Mr. Bacani disclaims any beneficial ownership.
\page

Executive Compensation

     The following information relates to compensation of the Company's Chief Executive Officer for the Company's fiscal years ended December 31, 1997, 1996 and 1995. No other executive officer of the Company received total annual salary and bonuses in excess of $100,000 during those fiscal years.

     The Compensation Committee did not have a substantial role in setting compensation in 1997 and 1996 because the Chief Executive Officer was engaged pursuant to an employment agreement which fixed compensation. The role of the Compensation Committee and its policies are expected to increase as employment agreements expire and compensation packages are negotiated with key executives.





                           SUMMARY COMPENSATION TABLE


                         Annual Compensation                                Long-Term Compensation Awards
                         -------------------                                -----------------------------

                                               Securities
                                                                         Underlying  Long-Term       All
Other
Other Annual       Restricted Stock   Options/    Incentive Plan
Compensation
Name and Principal   Year  Salary($)  Bonus($)    Compensation($)(1) Awards             SARs (#)    Payouts
 ($)($)(2)(3)
Position
Frederick Sandvick   1997  177,091     0          7,243                0               0             0                 0
                     1996  156,129     0          0                    0               2,030,000(2)  0                 0
-------------------

(1) Reflects a car allowance to cover automobile expenses.
(2) Includes 870,000 options which vested pursuant to Mr. Sandvick's employment agreement, warrants to purchase 500,000 shares of common stock in connection with a guarantee of a performance bond and warrants to purchase 950,000 shares of common stock granted to Vanguard Strategies, Inc. (see "Certain Relationships and Related Transactions" herein).

\page

EMPLOYMENT AGREEMENTS

     Mr. Sandvick serves as Chairman of the Board and Chief Executive Officer of the Company pursuant to a three year employment agreement commencing on January 9, 1996. The agreement has been extended for two additional years and will terminate unless further extended or sooner terminated, on December 31, 2000. The term of the agreement is automatically extended annually for an additional year unless notice is given by either party that such party does not wish to extend the agreement term. The agreement provides for an annual base salary of $180,000 through June 30, 1996 with $30,000 annual increases thereafter. The agreement provides for an increase in the annual base salary, to at least $300,000 per year if the Company's pre tax income as defined, for any calendar year equals or exceeds $2 million. Mr. Sandvick is entitled to an annual bonus equal to 5% of the first $10 million of the Company's pre tax income and 7% of the Company's pre tax income in excess of $10 million. Pursuant to the agreement, on the commencement of employment Mr. Sandvick was granted a ten-year option to acquire 870,000 shares of the Company's common stock at a price of $.80 per share, such price representing the greater of (1) the closing price on the date of stockholder approval of the First Amendment to the Company's 1994 Stock Option Plan or (2) the average of the closing sales price for the 20 trading days preceding the effective date of the agreement. One-third of the shares subject to the option award became exercisable on January 9, 1996 and one-third of the shares became exercisable over the next two years in equal annual increments. Mr. Sandvick is also entitled to participate in other employee benefit plans and the Company is obligated to reimburse Mr. Sandvick for, or pay directly, the costs of a personal plan of disability providing for $15,000 per month disability benefits.

     The employment agreement with Mr. Sandvick also provides for severance upon termination by the Company without cause or termination by Mr. Sandvick for "good reason" in the amount equal to the base salary Mr. Sandvick would have earned during the 36 month period commencing on the date of termination plus three times Mr. Sandvick's average annual bonus received over the prior three fiscal years. Mr. Sandvick would also have the right to receive all other benefits that would have been received under his employment arrangement for that 36 month period. Further, all shares underlying outstanding stock options granted to Mr. Sandvick would become fully exercisable for a period of 18 months after termination. Mr. Sandvick shall have "good reason" to terminate his employment if, among other events, (i) the Company fails to comply with any material provision of the employment agreement; (ii) the Company gives Mr. Sandvick notice of nonrenewal; or (iii) for any reason within one year following the occurrence of a change in control, as defined. Change in control occurs if
i) any person, excluding existing relationships, becomes the beneficial owner of securities representing 20% or more of the combined voting power of the Company's then outstanding voting securities; (ii) a change occurs in the majority of the Board of Directors; (iii) the stockholders approve a merger in which at least 51% of the Company's combined voting power is given to a new entity not in the Company's control or the effect of such merger is that any person acquires 20% or more of the combined voting power of the Company. On January 27, 1997, the Company hired Michael Wright to serve as the Company's President. Mr. Wright served as President from January 27 to December 25, 1997, during which time Mr. Sandvick's annual salary was reduced by $84,000.



OPTIONS GRANTS IN FISCAL 1997

     There were no option/SAR grants to the named executive officer in the last fiscal year.



Option Exercises in Fiscal 1997 and Fiscal Year-End Option Values

     The following table presents certain information regarding stock option exercises during fiscal 1997 and fiscal year end option values.



                      Shares                         Number of Securities Underlying               Value of Unexercised
                      Acquired on      Value                   Unexercised                             In-The-Money
Name                  Exercise (#)     Realized($)      Options/SARs at FY-End (#)               Options/SARs at FY-End($)
----                  -----------      -----------       ------------------------                -------------------------
                                                      Exercisable       Unexercisable          Exercisable     Unexercised
--------------------------------------------------------------------------------------------------------------------------
Frederick Sandvick       0                 0          2,030,000(1)       290,000                3,166,000        420,500

-----------------

(1) Includes 870,000 options which vested pursuant to Mr. Sandvick's employment agreement, warrants to purchase 500,000 shares of common stock in connection with a guarantee of a performance bond and warrants to purchase 950,000 shares of common stock granted to Vanguard Strategies, Inc. (see "Certain Relationships and Related Transactions" herein).

\page

BONUS POLICY

     While the Company has no established policy to award cash or stock bonuses to its officers, it may elect to pay bonuses in the future to reward the performance of its employees and management. In 1997, the Company awarded cash bonuses of $14,000. No cash bonuses were awarded in 1996.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In April 1995, Mr. Robinson, who was then an outside Director of the Company, loaned the Company $250,000 at an interest rate of 10% per annum and secured by a certain lease agreement and related equipment. The remaining principal and interest on this loan totaling $118,745 was paid to Mr. Robinson in May 1997. Mr. Robinson received a warrant to purchase 25 thousand shares of the Company's common stock at $2.50 per share as additional consideration for the loan.

     On January 8, 1996, the Company entered into an agreement with Vanguard Strategies, Inc. ("VSI"), a private strategic planning company, in which VSI would assist the Company as its exclusive consultant for at least 120 days in negotiating debt and equity financing and in developing the Company's strategic plans. Mr. Sandvick is the president and principal stockholder of VSI. In January 1996 VSI assisted the Company in obtaining a $450,000 loan from U.S. Mortgage Bankers Corp. ("USMBC"). The president of USMBC is Mr. Sandvick's half brother. As compensation for these services, VSI was granted warrants, subject to the Company receiving financing of at least $1.5 million, to purchase up to 450,000 shares of common stock of the Company at a price of $.60 per share exercisable for five years. In July 1996, VSI was granted an additional warrant to purchase 250,000 shares of the Company's common stock at a price of $.69 per share pursuant to the extension of the USMBC promissory note under this agreement. In January 1997, VSI was granted an additional warrant to purchase 250,000 shares of the Company's common stock at a price of $.72 per share pursuant to the extension of the USMBC promissory note under this agreement.

     In connection with the engagement of VSI (an unaffiliated third party prior to entering into the agreement) to raise capital for the Company and pursue other business restructuring alternatives and the continuing arrangements with Mr. Burr, VSI and Mr. Burr were provided an option to purchase 80% (40% each) of a subsidiary to be formed to carry on the Company's international operations. The option was provided to VSI and Mr. Burr as an incentive for them to aggressively pursue international sales. However, the subsidiary was never formed and on March 19, 1998 the Company and VSI entered into an agreement whereby the original agreement with VSI referred to above was terminated. Pursuant to the termination agreement, VSI and Mr. Burr were each granted options to purchase 50,000 shares of the Company's common stock at $2.88 per share, the closing market price of the Company's common stock on such date. The options expire on December 31, 2002 and vest at the earlier of June 30, 2002 (subject to certain conditions) or March 31 following the fiscal year end during which cumulative gross revenues for fiscal years beginning in 1998 from customers in Central and South America exceed $5,000,000.

\page


                                PROXY ITEM NO. 2
                              APPROVAL OF AUDITORS

     The Audit Committee has recommended that Deloitte & Touche LLP be appointed as the Company's independent auditors for the current fiscal year. Representatives of the firm are expected to be present at the Annual Meeting and will be available to answer questions. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors will reconsider the appointment.

     The Board of directors recommends a vote FOR approval of Deloitte & Touche LLP as independent auditors for the current fiscal year.


                                  Other Matters

     The Board of Directors knows of no other matters to be brought before the meeting. If matters other than the foregoing should arise at the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the person named in the proxy.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on reports and other information submitted by executive officers, directors and ten percent shareholders, the Company believes that during the year ended December 31, 1997, each of those persons filed all reports required by section 16(a).

                             SHAREHOLDERS' PROPOSALS
     The Company welcomes comments or suggestions from its shareholders. In the event a shareholder desires to have a proposal formally considered at the 1999 Annual Shareholders' Meeting, and included in the Proxy Statement for that meeting, the proposal must be received in writing by the Company on or before December 31, 1998.

\page




                                     GENERAL

     The costs relating to this Proxy Statement, the Proxy and the Annual Meeting are being borne by the Company. In addition to solicitation by mail, employees of the Company may request the return of the proxies personally, by telephone or telecopier. The Company will, on request, reimburse brokers and their persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying materials and in obtaining authorization from beneficial owners of the Company's stock to execute proxies.

     The 1997 Annual Report on Form 10-KSB and 1998 first quarter report on form 10-QSB have been mailed with this Proxy Statement or previously delivered to shareholders and do not form a part of the material for the solicitation of proxies.

     Please complete, sign, and date the enclosed proxy card, which is revocable as described herein, and mail it in the enclosed postage-paid envelope.


                                         By order of the Board of Directors


                                     /s/ Kenneth Hoitt
                                         Kenneth Hoitt
                                         Secretary